EXHIBIT 22.1

SUBSIDIARIES

Oblio Telecom, Inc.

Titan Communications, Inc.

Titan PCB West, Inc.

Titan PCB East, Inc.

Titan Nexus, Inc.

Titan Wireless Communications, Inc. (Titan Wireless RM, Inc.)

StartTalk, Inc.

Pinless, Inc.

Appalachian Oil Company, Inc.

Appco-KY, Inc.

USA Detergents, Inc.

Titan Apparel, Inc.